EXHIBIT 99.1

[Letterhead of The Town and Country Trust]

FOR IMMEDIATE RELEASE:

THE TOWN AND COUNTRY TRUST ANNOUNCES ADDITION OF THREE NEW TRUSTEES

Baltimore, MD, May 4, 2005; The Town and Country Trust (NYSE: TCT) today announced the appointment of three new members to its Board of Trustees bringing the number of trustees to seven. The new trustees are Forrest D. Hayes, Alan S. Jaffe and Thomas L. Brodie.

Mr. Hayes is a retired business executive and CPA with substantial experience as a CEO and CFO of manufacturing concerns and as an audit partner in an international accounting firm. Mr. Hayes retired in 1990 as a partner in Arthur Andersen & Co., where he had extensive experience with Audit Committees of Boards of Directors of public companies in many different industries. More recently, Mr. Hayes was President and CEO and a member of the Board of Directors of Brittany Corporation, a Cleveland-based manufacturer of parts for auto and truck manufacturers and for heating and air conditioning manufacturers. Mr. Hayes was a longtime member of the American Institute of CPAs and the Ohio Society of CPAs. Mr. Hayes received his undergraduate degree from Augustana College, which presented him with its Outstanding Alumni award in 1974. Mr. Hayes joins the Audit Committee as chairman.

Mr. Jaffe is a partner in the law firm Proskauer Rose, where he recently completed a six-year term as Chairman and Managing Partner. He is currently the chairman of the firm’s Policy Committee. Prior to his term as Managing Partner, Mr. Jaffe was a member of Proskauer’s nationally renowned Labor and Employment Department where he specialized in labor relations matters, collective bargaining and dispute resolution. Mr. Jaffe is on the boards of a number of social service and community organizations. Mr. Jaffe is an honors graduate of Cornell University and Columbia Law School where he was an editor of the Columbia Law Review.

Mr. Brodie is President and Chief Operating Officer of the Trust, a position to which he was appointed in November 2004. Prior thereto, he served as Executive Vice President-Co-Chief Operating Officer of the Trust from February 2003 to November 2004 and as Senior Vice President and Chief Investment Officer from May 2001 to February 2003. Mr. Brodie also has served as Managing Director of Schulweis Realty, Inc., a private real estate investment and development firm, since 1991. Prior to 1991, Mr. Brodie was a Senior Vice President of Lazard Realty, Inc. Mr. Brodie received his undergraduate degree from the Wharton School at the University of Pennsylvania and his Masters in Business Administration from Columbia University.

The Town and Country Trust is a multifamily real estate investment trust that owns and operates 38 apartment communities with 13,065 apartment homes in the Mid-Atlantic states and Florida. Additional information regarding The Town and Country Trust can be found on the Trust’s web site at www.tctrust.com

FOR FURTHER DETAILS CONTACT
THE TOWN AND COUNTRY TRUST:

Thomas L. Brodie	Alan W. Lasker	FINANCIAL RELATIONS BOARD
President and COO	Sr. Vice President and CFO	Joseph Calabrese (Investor Inquiries)
The Town and Country Trust	The Town and Country Trust	(212) 827-3772
(212) 407-2161	(212) 407-2151